Exhibit 99.1

FOR IMMEDIATE RELEASE

June 25, 2012

Huron Consulting Group Announces Acquisition of AdamsGrayson

Washington, D.C. Managed Review and Legal Staffing Firm to Join Huron Legal

CHICAGO – June 25, 2012 – Huron Consulting Group Inc. (NASDAQ: HURN), a leading provider of business consulting services, today announced the acquisition of AdamsGrayson, a managed review and legal staffing firm based in Washington, D.C. AdamsGrayson will become part of Huron Legal, the Legal Consulting segment of Huron Consulting Group.

“AdamsGrayson is a very exciting addition to Huron Legal,” said James H. Roth, chief executive officer and president, Huron Consulting Group. “AdamsGrayson and Huron are well matched in terms of our business models and go-to-market strategies. AdamsGrayson will also provide Huron Legal with a stronger presence serving customers in the vibrant Washington, D.C. area, supporting the continued growth of Huron’s business throughout the East Coast.”

AdamsGrayson, founded in 1998, serves the needs of law firms and corporate law departments with a more than 200-seat review facility in the D.C. metropolitan area. AdamsGrayson has a team of project managers who, under the supervision of lawyers, provide document review services at the client site or at the AdamsGrayson facility. AdamsGrayson also provides strategic consulting on information risk management, litigation readiness, and e-discovery management.

“After 14 years of dedicated and dependable service in the Washington, D.C. marketplace, AdamsGrayson is proud to join forces with Huron,” said Paul Jeon, founder and chief executive officer of AdamsGrayson. “Our loyal customers will now have a broader range of service offerings from a company with a global footprint.”

“Like Huron Legal, AdamsGrayson provides clients with scalable, end-to-end e-discovery consulting and document review expertise,” said Shahzad Bashir, executive vice president, Huron Legal. “Our combined teams will have the capability to staff large e-discovery and document analysis projects within a very short time frame. The spectrum of AdamsGrayson’s capabilities, ranging from client site staffing to managed review with Fortune 500 and AmLaw 200 clients, will enhance our business services offerings.”

“We are excited about the depth and expertise that our combined teams will have in the marketplace. Further, this gives our Document Analysis solution new models where we can essentially be a one-stop shop for law firms and other legal services providers in the D.C. market. We also have greatly enhanced our subject matter resources to assist legal teams throughout the e-discovery process – a key differentiator of our business,” said Robert D. Rowe, managing director and head of Discovery services, Huron Legal.

The asset purchase transaction, for which Huron will pay $21.5 million in cash and $10.0 million in deferred payments, is expected to close in July. Caleb King, president, and Peter Gronvall, managing partner, of AdamsGrayson will become managing directors in Huron Legal. In all, approximately 15 AdamsGrayson employees and its more than 200-seat facility will become part of Huron Legal.

With the addition of AdamsGrayson, Huron Legal now offers global discovery support with 1,500 seats at nine locations across the U.S., U.K., and India. The Huron Legal solution maximizes value and efficiency, while providing predictable, up-front capped costs with measurable quality. Huron Legal provides around-the-clock resources necessary to undertake large-scale document reviews and perform a full range of services that includes preservation, collection, processing, hosting, review and production.

About Huron Legal

Huron Legal provides advisory and business services to assist law departments and law firms to enhance organizational effectiveness and reduce legal spend. Huron Legal advises on and implements strategy, organizational design and development, outside counsel management, operational efficiency, and discovery solutions, and provides services relating to the management of matters, contracts, documents, records, digital evidence and e-discovery. Huron Legal is not a law firm; it does not offer, and is not authorized to provide, legal advice or counseling in any jurisdiction. Learn more at www.huronconsultinggroup.com/legal.

About Huron Consulting Group

Huron Consulting Group helps clients in diverse industries improve performance, comply with complex regulations, reduce costs, recover from distress, leverage technology, and stimulate growth. The Company teams with its clients to deliver sustainable and measurable results. Huron provides services to a wide variety of both financially sound and distressed organizations, including healthcare organizations, Fortune 500 companies, leading academic institutions, medium-sized businesses, and the law firms that represent these various organizations. Learn more at www.huronconsultinggroup.com.

Statements in this press release, including the information incorporated by reference herein, that are not historical in nature, including those concerning the Company’s current expectations about its future requirements and needs, are “forward-looking” statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by words such as “may,” “should,” “expects,” “provides,” “anticipates,” “assumes,” “can,” “meets,” “could,” “intends,” “might,” “predicts,” “seeks,” “would,” “believes,” “estimates” or “continues”. Risks, uncertainties and assumptions that could impact the Company’s forward-looking statements relate, among other things, to (i) the restatement, (ii) the Securities and Exchange Commission investigation with respect to the restatement, and (iii) the request by the United States Attorney’s Office for the Northern District of Illinois for certain documents. In addition, these forward-looking statements reflect our current expectation about our future requirements and needs, results, levels of activity, performance, or achievements, including, without limitation, that our business continues to grow at the current expectations with respect to, among other factors, utilization rates, billing rates, and the number of revenue-generating professionals; that we are able to expand our service offerings; that we successfully integrate the businesses we acquire; and that existing market conditions continue to trend upward. These statements involve known and unknown risks, uncertainties and other factors, including, among others, those described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 and in our Quarterly Report on Form 10-Q for the period ended March 31, 2012 that may cause actual results, levels of activity, performance or achievements to be materially different from any anticipated results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Media Contact:

Jennifer Frost Hennagir

312-880-3260

jfrost-hennagir@huronconsultinggroup.com

or

Investor Contact:

C. Mark Hussey

312-583-8722

investor@huronconsultinggroup.com

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